Exhibit 10.1

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

EMPLOYMENT AGREEMENT PURSUANT TO SECTION 7:610 (et seq.) DCC

(1)
Raptor Pharmaceuticals Europe B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with registered office at Amsterdam, the Netherlands and principal place of business at Naritaweg 165, Telestone 8 (1043 BW) Amsterdam, the Netherlands (the Company); and

(2)	Mr H.J. Doude van Troostwijk, born on [*****], residing at the address [*****] (the Managing Director).
The Company and the Managing Director hereinafter to be referred to jointly as Parties and individually as Party.
WHEREAS:
subject to the adoption of the resolution of the general meeting of shareholders of the Company ultimately on 15 April 2012, the Managing Director will be appointed managing director (statutair directeur) of the Company per 15 April 2012 and the Parties wish to lay down the employment conditions below.
IT IS AGREED AS FOLLOWS:
1	Commencement date Agreement and position
1.1	Effective 15 April 2012, the Managing Director enters into an employment agreement with the Company in the position of General Manager, European Commercial Operations (the Agreement).
1.2
When the Agreement is entered into, the work will be performed at the office of the Company which shall be established in Leiden, the Netherlands. The Managing Director will be required to travel to meet business requirements. The Company reserves the right to change the location where the work is performed after consultation with the Managing Director.

1.3
As a managing director, the Managing Director has the obligations imposed pursuant to the law, the Company's articles of association and/or the instructions laid down or to be laid down by the competent body or in board regulations.

1.4	The Managing Director is required to do and to omit everything that a prudent managing director ought to do and omit. He will dedicate himself and his efforts to promote the interests of the Company.
1.5
If the Managing Director is a supervisory board director, or holds another position at another Company on the basis of his position of managing director of the Company (a so-called qualitate qua position), he will deposit the resulting income into the Company's cash reserves, unless the Company decides otherwise. This may not lead to a tax disadvantage for the Managing Director.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

1.6	The normal working hours are 40 hours per week.
2	Term and termination Agreement
2.1	The Agreement has been entered into for an indefinite period of time.
2.2	The Agreement will in any event, without notice being required, terminate as of the first day of the month following the date the Managing Director reaches the retirement age.
2.3	The Agreement can be terminated by each of the Parties with due observance of a notice period of two months for the Managing Director and four months for the Company.
2.4	Upon the end of the Agreement, the Managing Director will make his qualitate qua position(s) or other positions as referred to in article 1.5 of this Agreement available to the Company.
3	Salary and holiday allowance
3.1
Upon the conclusion of the Agreement, the salary is EUR 180,000 gross per year, to be paid in twelve monthly installments at the end of each month. The Managing Director cannot claim entitlement to any payment related to holiday allowance on top of this.

4	Annual incentive bonus
4.1
The Managing Director may be eligible for an annual incentive bonus amounting to a maximum of 25% of his annual gross salary as defined in article 3 of this Agreement, for continued employment through a full fiscal year, or a pro rata portion thereof if the Agreement commences and/or terminates during the fiscal year. The Managing Director's eligibility for annual incentive bonus payments shall be dependent on achieving the objectives as determined by the sole discretion of the Company annually. For the fiscal year 2012 (ending on 31 August 2012, unless otherwise noted) the objectives are listed below:

Hire and manage staff outlined in the plans for Europe, as set forth below:
•	one director of marketing;
•	one director of market access;
•	three country managers; and
•	one manager of distribution,
all this subject to any amendments the Company may propose from time to time;
b.  [*****]
c.  Establish a physical headquarters in Leiden;
d.      [*****]

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

e.	[*****]
f.  Work within the planned budget.
4.2
The objectives, the criteria for eligibility to an annual incentive bonus and the amount of the annual incentive bonus shall be determined to the discretion of the Company in principle on an annual basis. Participation to the annual incentive bonus scheme does not qualify as an employment condition, nor does it give the Managing Director an entitlement to join any future scheme. Payments under the annual incentive bonus scheme do not have a remunerative nature and consequently shall not form part of the base salary nor form pensionable salary ("pensioengevend salaris") under any pension scheme applicable within the Company nor form a basis for any fringe benefit; and payments under the annual incentive bonus scheme shall not be taken into account in calculating any compensation or damages possibly due in respect of the termination of the Agreement, irrespective of the manner of and grounds for such termination. The Company reserves the right to amend or terminate any and all bonus provisions at its sole discretion at any time with or without notice or replacement in accordance with applicable law.

5	Stock Incentive Plan
5.1
Subject to the approval by the board of directors of Raptor Pharmaceutical Corp., the Managing Director may be eligible to participate in the Raptor 2010 Stock Incentive Plan (the Plan), under the terms and conditions set forth therein. Contingent upon approval by the board of directors of Raptor Pharmaceutical Corp., the Company will grant the Managing Director stock options to purchase up to 50,000 shares of Raptor Pharmaceutical Corp.'s common stock.  If approved, the exercise price will be equal to the fair market value per share one day preceding: a) the date the grant is approved by the board of directors of Raptor Pharmaceutical Corp. or b) the commencement date of this Agreement, whichever is later. The grant will be subject to the terms and conditions applicable to stock options granted under the Plan, as described in the Plan and the applicable Notice of Grant and Stock Option Agreement. 6/48ths of the Managing Director's stock options will vest and become exercisable six months from the commencement date of this Agreement and 1/48th of the total stock options granted will vest and become exercisable per month thereafter, conditioned on the continued employment of the Managing Director at the Company, as described in the applicable Notice of Grant and Stock Option Agreement. The stock options will expire ten years after the date of grant. A copy of the Plan will be provided to the Managing Director as soon as possible after commencement of the Agreement.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

5.2
The invitation to participate in the Plan is at the sole discretion of the board of directors of Raptor Pharmaceutical Corp. Participation in the Plan does not qualify as an employment condition, nor does it give the Managing Director an entitlement to join any future scheme. Payments under the Plan do not have a remunerative nature and consequently shall not form part of the base salary nor form pensionable salary ("pensioengevend salaris") under any pension scheme applicable within the Company nor form a basis for any fringe benefit; and payments under the Plan shall not be taken into account in calculating any compensation or damages possibly due in respect of the termination of the Agreement, irrespective of the manner of and grounds for such termination. The Company reserves the right to amend or terminate the Plan at its sole discretion at any time with or without notice or replacement in accordance with applicable law.

6	Overtime
The Managing Director undertakes to work overtime at the request of the Company. The Company does not pay any compensation for overtime.
7	Expenses
7.1
The Company will reimburse the Managing Director for all costs incurred by the Managing Director and approved in advance by the Company that are directly related to the performance of the Managing Director's job against submission of supporting documents.

7.2
In addition, the Company will provide the Managing Director with a car allowance of EUR 560 net per month. In the event the Managing Director is ill or suspended for a period longer than 2 months, the Company is authorised to cease the payment of the car allowance.

7.3	For the performance of his job, the Managing Director shall be provided with a Company mobile phone and a Company laptop.
8	Holidays
8.1
The Managing Director is entitled to 25 holidays per year (consisting of twenty statutory minimum holidays and five top-up holidays) or a pro rata portion thereof if the Agreement commences and/or terminates during the year.

8.2	The statutory minimum number of holidays of twenty per year, based on a fulltime employment, will lapse within six months upon the ending of the year of accrual.
8.3	The Managing Director will not accrue top-up holidays in the event of illness in the sense of section 7:629 of the Dutch Civil Code (DCC).

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

9	Illness
9.1
In the event of illness in the sense of section 7:629 of the DCC, the Managing Director must report sick to the Company as soon as possible, but no later than 09:00 am on the first day of illness. The Managing Director undertakes to comply with the rules related to reporting and inspection in the case of illness, as adopted from time to time by the Company.

9.2
In the event of illness, as from the first day of illness, the Company will pay 100% of the salary (inclusive of the holiday allowance) as referred to in article 3 of this Agreement during a total of five days of illness. Each subsequent day of illness will be set off with the Managing Director's top-up holidays. Upon set off of all accrued but not taken top-up holidays, the Company will pay 90% of the salary (inclusive of the holiday allowance) as referred to in article 3 of this Agreement for the first 24 weeks and three days of illness and 80% for the subsequent 26 weeks of illness. Thereafter, the Company will continue to pay 70% of the salary (inclusive of the holiday allowance) as referred to in article 3 of this Agreement, up to the maximum daily salary referred to in section 7:629 (1) DCC. The foregoing applies if and insofar as the Company is required to make the payment referred to in section 7:629 (1) DCC on the basis of paragraphs 3 through 7 and 9 of section 7:629 DCC.

9.3
To the extent the payments by the Company as referred to in article 9.2 of this Agreement were to exceed the Company's minimum obligation on the basis of section 7:629 (1) DCC, the Managing Director is not entitled to the payments referred to in article 9.2 of this Agreement, if and insofar as he can assert a claim for damages against a third party due to loss of income in connection with his illness. In that event, the Company will only pay the amounts exceeding the aforementioned minimum obligation by way of advance on the damages to be received from the third party and against assignment by the Managing Director of his entitlement to damages up to the amount of the advances paid by the Company. The Company will set off the advances if and as redress takes place.

10	Insurance
10.1	The Company will comply with the obligations under the Dutch Health Care Insurance Act.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

11	Pension
The Company will not offer the Managing Director the possibility to participate in a pension scheme because at this moment there is no pension scheme in place, therefore the Managing Director will receive a cash allowance per month, which will be paid together with the Managing Director's salary. The amount paid to the Managing Director will be calculated as follows: the Company will match the amount that the Managing Director contributes to the Company approved scheme of his choice on a 2:1 basis (i.e. the Company pays EUR 2 for every EUR 1 the Managing Director contributes) up to a Company maximum of EUR 16,000 gross (the Arrangement). For the avoidance of doubt; Dutch wage taxes will be withheld from this monthly allowance. If at any time the Company finds a suitable pension scheme, the Managing Director will be offered the possibility to participate in this pension scheme and the Arrangement will as of that date end, regardless of whether or not the Managing Director chooses to participate in the new pension scheme. The Company will fulfill all its obligations under Dutch law and contribute the aforementioned amount gross per month directly to this new pension scheme.
12	Confidentiality obligation
Both during the term of the Agreement and after the Agreement has been terminated for any reason whatsoever, the Managing Director shall not make any statements in any way whatsoever to anyone whomsoever (including other personnel of the Company, unless these should be informed of anything in connection with the work they perform for the Company), regarding matters, activities and interests of a confidential nature related to the business of the Company and/or the Company's affiliates, of which the Managing Director became aware within the scope of his work for the Company and the confidential nature of which he is or should be aware.
13	Documents
The Managing Director is prohibited from in any way having documents and/or correspondence and/or other information carriers and/or copies thereof in his possession that belong to the Company and/or to the Company's affiliates, with the exception of the extent to which and as long as required for the performance of his activities for the Company. In any event, the Managing Director is required, even without any request being made to that end, to return such documents and/or correspondence and/or other information carriers and/or copies thereof to the Company immediately upon the end of the Agreement, or in the event the Managing Director is on non-active duty for any reason whatsoever.
14	Ban on ancillary jobs
During the term of the Agreement, without the prior written consent of the Company, the Managing Director shall not accept any paid work or time-consuming unpaid work at or for third parties and will refrain from doing business for his own account.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

15	Non-competition clause
Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Company, the Managing Director shall not be engaged or involved or have any share in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in any enterprise which conducts activities in a field similar to or otherwise competing with that of the Company and/or the Company's affiliates, nor act, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, as an intermediary in relation to such activities.
16	Relationship clause
16.1
Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Company, the Managing Director shall not perform or have performed professional services in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, nor enter into contact, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, with clients and/or relations of the Company and/or the Company's affiliates and/or purchasers of products and/or services of the Company and/or the Company's affiliates.

16.2
Clients and/or relations of the Company and/or the Company's affiliates such as set out in article 16.1 of this Agreement shall in all events mean relations of the Company and/or the Company's affiliates with which the Company has or has had (business) contact in any manner whatsoever throughout the course of, or otherwise prior to the termination of, the Agreement.

16.3
The Company shall keep an up-to-date list of the clients and/or relations referred to in article 16.1 and 16.2 of this Agreement and shall present this to the Managing Director at the termination of the Agreement. The Managing Director shall sign this list for receipt.

17	Non-solicitation clause
Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Company, the Managing Director shall refrain from becoming engaged or involved in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in actively enticing away, taking (or causing to have taken) into employment, nor make use of, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, the type of work of Managing Directors or persons who in a period of one year prior to the termination of the Agreement of the Managing Director are or have been in the employment of the Company and/or the Company's affiliates, this including but not limited to purchasers and other relations, including the enterprises affiliated to these relations.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

18	Non-disparaging clause
Both during the term of the Agreement and for a period equal to that were the Company is paying any benefit to the Managing Director, the Managing Director agrees to avoid making, supporting, or otherwise encouraging disparaging comments about the Company or its employees.
19	Intellectual and industrial property
19.1
The Company is the maker/producer/designer/breeder of all that which is made, created, improved, produced, designed, invented or discovered by the Managing Director during the course of this Agreement (the Works).

19.2
The Managing Director is obliged to fully and comprehensibly disclose all Works to the Company in writing immediately after they are created or after the creation becomes known to the Managing Director, and in any case at the request of the Company.

19.3	The Managing Director hereby transfers and assigns all his rights to and in connection with the Works to the Company in advance.
19.4
The Managing Director is obliged, at first request of the Company, to transfer and assign to the Company all rights to and in connection with the Works that do not belong to the Company by operation of law (van rechtswege), and that are not transferred to the Company pursuant to article 19.3 of this Agreement. This concerns all rights, anywhere in the world, to and arising from or in connection with the Works. This obligation of the Managing Director remains in force even after the end of this Agreement.

19.5
The Managing Director agrees to perform, to the extent necessary and/or at the request of the Company, such further acts as may be necessary or desirable to apply for, obtain and/or maintain protection for the Works, inter alia by means of the establishment of intellectual and industrial property rights. The Managing Director hereby grants permission and power of attorney to the Company to the extent necessary to carry out every required act on behalf of the Managing Director to obtain protection for the Works, or to transfer the Works and any rights relating thereto, to the Company. The Company will compensate the reasonable costs made in respect hereof, in so far as the payment that the Managing Director receives pursuant to article 3 of this Agreement cannot be considered as compensation for such costs. This obligation of the Managing Director remains in force even after the end of the Agreement.

19.6
The Managing Director acknowledges that the payment ex article 3 of this Agreement includes a reasonable compensation for any possible deprivation of any intellectual and industrial property rights. To the extent legally possible, the Managing Director hereby waives his right to any additional compensation with respect to the Works.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

20	Gifts
In connection with the performance of his duties, the Managing Director is prohibited from accepting, giving or stipulating, either directly or indirectly, any commission, reimbursement or payment, in whatever form, or gifts to or from third parties. The foregoing does not apply to standard promotional gifts having little monetary value.
21	Penalty clause
In the event the Managing Director acts in violation of any of the obligations under the articles 12 through 20 of this Agreement, the Managing Director shall, contrary to section 7:650 paragraphs 3, 4 and 5 DCC, without notice of default being required, forfeit to the Company for each such violation, a penalty in the amount of EUR 25,000 as well as a penalty of EUR 5,000 for each day such violation has taken place and continues. Alternatively, the Company will be entitled to claim full damages.
22	Transfer of an undertaking
The Managing Director shall remain under the obligation to adhere the set out in the articles 12 through 21 of this Agreement vis-à-vis the Company, if the enterprise of the Company or a part thereof is transferred to a third party within the meaning of section 7:662 and onwards DCC and this Agreement terminates before or at the time of such transfer, whereas in the event of continuation of the Agreement the Managing Director would have entered the employment of the acquirer by operation of law.
23	Other arrangements
Subject to the provisions in this Agreement, the arrangements related to employment conditions adopted by the Company from time to time are applicable.
24	Employment costs regulation
The fringe benefits (including, but not limited to, the expenses regime of article 7 of this Agreement and what is specified in any other arrangements referred to in article 23 of this Agreement) apply to the date the Company enters the employment costs regulation (werkkostenregeling). From the date of introduction of the employment costs regulation, not later than 1 January 2014, the conditions of employment costs regulation determined by the Company apply. In this context, the Company reserves the right at its sole discretion to modify certain fringe benefits, without any compensation in return.

[*****] Raptor Pharmaceutical Corp. has requested confidential treatment of certain portions of this agreement which have been omitted and filed separately with the U.S. Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

25	Amendment clause
25.1
The Company reserves the right to unilaterally amend the Agreement and any arrangements referred to in article 23 of this Agreement if it has such a serious interest in that respect entailing that the interests of the Managing Director must yield to that in accordance with standards of reasonableness and fairness.

25.2	The Company reserves the right to unilaterally amend the Agreement and any arrangements referred to in article 23 of this Agreement in the event of a relevant amendment of the law.
26	Applicable law, no collective labour agreement
26.1	This Agreement is governed by Dutch law.
26.2	The Agreement is not subject to any collective labour agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement
Raptor Pharmaceuticals Europe B.V.		Mr H.J. Doude van Troostwijk

/s/ Kim R. Tsuchimoto		/s/ H.J. Doude van Troostwijk
By:	Kim R. Tsuchimoto	By:
Title:	Director A

/s/ J.P.V.G. Visser /s/ C.C. van den Broek
By:	Trust International Management (T.I.M) B.V.
Title: By:	Director B J.P.V.G. Visser and C.C. van den Broek